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                                                                     EXHIBIT 4.3

                                PLEDGE AGREEMENT

 This PLEDGE AGREEMENT (the "AGREEMENT") is made and entered into as of the 28th day of the month of October, of one thousand nine hundred and ninety seven
 (1997), by and between MARINE MIDLAND BANK, not in its individual capacity but solely as collateral agent for the benefit of the holders of the Senior Notes (hereinafter referred to as the "PLEDGEE") a banking corporation and trust company domiciled in 140 Broadway, New York, NY 10005, United States of America, incorporated under the laws of the State of New York, United States of America, on December 31, 1993, being represented in this act by Robert Conrad, of legal age, domiciled in the city of New York, in his capacity as (capacity of the person executing the pledge) pursuant to the corporate by-laws of the corporation; and, TRANSTEL S.A., (hereinafter referred to as the "PLEDGOR"), a corporation domiciled in Cali, Colombia, incorporated on August 23, 1993, through Public Deed No. 3097 issued by the Fourteenth Notary Public Office in Cali, and registered before the Mercantile Registry of the Chamber of Commerce of Cali on September 10, 1993 under number 69826, Volume IX, and Tax Identification Number 800.206.541-0, being represented in this act by GUILLERMO
 O. LOPEZ ESQUIVEL, of legal age, domiciled in the city of Cali, identified with citizen identification card number 16.614.481 issued in Cali, in his capacity as manager and legal representative of the corporation pursuant to the corporate by-laws of the corporation as evidenced in the certificate of compliance which is attached hereto as an integral part of this AGREEMENT.
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     WHEREAS, the PLEDGOR has entered into an Indenture, dated as of October 28,
1997, (as amended, modified or supplemented from time to time, the "Indenture"), with Marine Midland Bank, as trustee (together with any successor thereto pursuant to the terms of the Indenture, the "Trustee"), providing for the issuance by the PLEDGOR of up to $180.000.000 principal amount of its 12.5k Senior Notes due 2007 (as amended, modified or supplemented from time to time, the "Senior Notes"), the holders from time to time of the Senior Notes being hereinafter called the "Noteholders";

     WHEREAS, the PLEDGOR has issued initially US$150.000.000 principal amount of Senior Notes, under a private placement in the State of New York, United States of America, the 28th day of the month of October, of one thousand nine hundred and ninety seven (1997) (hereinafter referred to as the "Issue");

     WHEREAS, the net proceeds of the Issue will be used by the PLEDGOR as described in the final Offering Memorandum, dated October 21, l997, including the making of intercompany loans to its Restricted Subsidiaries (as defined in the Indenture);

     WHEREAS, the PLEDGOR will grant to the PLEDGEE for the benefit of the Noteholders, in order to secure the PLEDGOR's obligations under the Senior Notes, a pledge of all of the Intercompany Notes (as defined in the Indenture issued by its Restricted Subsidiaries to secure loans made by the PLEDGOR to such Restricted Subsidiaries with the proceeds of the Senior Notes;
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     WHEREAS,  these Intercompany Notes evidence certain permitted  Intercompany
Indebtedness of each Restricted Subsidiary:

     WHEREAS, it is a condition precedent to the issuance of the Senior Notes pursuant to the Indenture, that the PLEDGOR shall have executed and delivered to the PLEDGEE this AGREEMENT;

     WHEREAS, the PLEDGOR desires to execute this AGREEMENT to satisfy the conditions described in the preceding paragraph;

     THE PLEDGOR AND THE PLEDGEE; HEREBY AGREE; AS FOLLOWS:

     All capitalized words not defined herein shall have the meaning assigned to them in the Indenture.

     CLAUSE ONE (1): The PLEDGOR in accordance with the Colombian Commercial Code (articles 1200 to 1206) hereby constitute a Closed Pledge with Tenancy in favor of THE PLEDGEE over all INTERCOMPANY NOTES at any time issued to the PLEDGOR by its Restricted Subsidiaries, which INTERCOMPANY NOTES shall be in the form of Exhibit A hereto.

     Thus, the PLEDGOR assigns to the PLEDGEE the power to collect the same at their maturity with the specific purpose that said sums secure the prompt payment of any and all amounts owed under the Senior Notes including, without limitation, principal, interest, default interest, taxes, commissions, and all other expenses incurred by the PLEDGEE (including attorneys fees in the event of a judicial claim).
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 The PLEDGEE is expressly and  irrevocably  authorized to apply any amounts that it receives, to the payment o$ any obligations under the Senior Notes. However if the amounts recovered under this Pledge are insufficient to pay the obligations under the Senior Notes THE PLEDGOR shall be obligated to pay such amounts as remain outstanding

     CLAUSE TWO (2): This AGREEMENT shall secure the obligation consisting of the full and prompt payment when due by the PLEDGOR of: (i) the principal amount of the Senior Notes, payable on November 1, 2007, or in the event of a redemption or acceleration or otherwise, each in accordance with the terms of the Indenture, and (ii) the semi-annual payment of the interest accrued on the Senior Notes at the rate of 12.5%, commencing on May 1, 1998. However, this pledge shall be in effect for so long as there are any amounts outstanding under the Senior Notes.

     CLAUSE THREE (3): The signatories of this AGREEMENT agree that the following shall constitute events of default under this AGREEMENT ( each such event hereinafter referred to as an "Event of) Default"): (i) an Event of Default (as defined in the Indenture) occurs under the Indenture and such Event of Default is continuing, (ii) if in the opinion of the PLEDGEE, there is any deterioration of the value of the Intercompany Notes given in pledge. and (iii) if there shall be any material adverse change in the financial condition of the PLEDGOR.

     CLAUSE FOUR (4): Upon the occurrence of any Event of Default, the PLEDGEE may exercise any and all of the following rights and remedies: (i) declare all indebtedness secured hereby, or any part thereof, immediately due and
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payable  without demand or notice and proceed to collect the same, this exercise any or all of the rights, powers and remedies with respect to the Intercompany Notes available under the Colombian Commercial Code or Civil Procedure Code,
(iii) receive directly all amounts payable in respect of the Intercompany Notes to the PLEDGOR, (iv) transfer all or any part of the Intercompany Notes into the PLEDGEE's name or the name of its nominee or nominees, and (v) accelerate any Intercompany Note which may be accelerated in accordance with its terms, and take any other action to collect upon any Intercompany Note (including without limitation to make any demand for payment thereon).

     CLAUSE FIVE (5): The PLEDGOR hereby represents and warrants to the PLEDGEE that: (i) it is the legal owner of record and beneficial owner of, and has a good and marketable title to, all Intercompany Notes pledged by it hereunder, subject to no pledge, lien, mortgage, hypothecation or security interest, except as created by this AGREEMENT; (ii) it has full power, authority, and legal right to pledge all of the Intercompany Notes pledged by it pursuant to this AGREEMENT, (iii) this AGREEMENT has been duly authorized, executed and delivered by the PLEDGOR and constitutes a legal, binding obligation of the PLEDGOR enforceable in accordance with its terms, (iv) no consent of any other party (including without limitation, any stockholder or creditor of the PLEDGOR or any of its Restricted Subsidiaries) and its consent, license, permit, approval, or authorization of exemption by, notice or report to, or registration, filing or declaration with any governmental authority is required to be obtained by the PLEDGOR in connection with the execution, delivery or performance of this AGREEMENT, (iv) the execution, delivery and performance of this AGREEMENT does not violate any provision of
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                                      -6-

 any applicable law or regulation or of any order of any judge, arbitrator or governmental authority, domestic or foreign, or of the by-laws of the PLEDGOR or its Restricted Subsidiaries, or of any mortgage, indenture, lease, deed of trust, loan agreement, credit agreement, or other material agreement, instrument or undertaking to which the Pledgor or any of its Restricted Subsidiaries is a party or which purports to be binding upon the PLEDGOR or any of its Restricted Subsidiaries or upon any of their respective assets, and will not result in the creation or impression of any lien or encumbrance on any of the assets of the PLEDGOR or any of its Restricted Subsidiaries except as contemplated by this AGREEMENT, each of the Intercompany Notes when executed by the relevant Restricted Subsidiary thereof will be a legal valid and binding obligation of such Restricted Subsidiary, and (vi) the pledge of the Intercompany Notes to the PLEDGEE pursuant to this AGREEMENT, together with the delivery of the Intercompany Notes to the PLEDGEE pursuant to this AGREEMENT, creates a valid and perfected first priority security interest in such Intercompany Notes and the proceeds thereof, subject to no prior lien or encumbrance or to any agreement purporting to grant to any third party a lien or encumbrance on the property or assets of the PLEDGOR which would include the Intercompany Notes.

     CLAUSE SIX (6): The PLEDGOR covenants and agrees that it will defend the PLEDGEE's right, title, and security interest in and to the Intercompany Notes and the proceeds thereof against the claims and demands of all persons whomsoever.

     CLAUSE SEVEN (7): when all the liabilities specified in CLAUSE TWO (2) hereof shall have been paid in full, this AGREEMENT shall terminate, and the PLEDGEE shall
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 deliver to the PLEDGOR the pledged Intercompany Notes then held by it.

     CLAUSE EIGHT (8): This AGREEMENT shall in a11 respects be construed in accordance with and governed by the laws of the Republic of Colombia.

     CLAUSE NINE (9): The PLEDGOR agrees that it will join with the PLEDGEE in executing and, at the PLEDGOR's own expense, file such documents ae the PLEDGEE may deem necessary or sand wherever required or permitted by law in order to perfect and preserve the PLEDGEE's security interest in the Intercompany Notes, and agrees to do such further acts and things and to execute and deliver to the PLEDGEE such additional conveyances, assignments, agreements, and instruments as the PLEDGEE may reasonably require or deem advisable to carry into effect the purposes of this AGREEMENT or to further assure and confirm unto the PLEDGEE its rights, powers and remedies hereunder.

 IN WITNESS WHEREOF the parties hereto have executed this AGREEMENT THE DAY AND YEAR FIRST ABOVE WRITTEN.
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                                      -8-


TRANSTEL, S.A.,


/s/ GUILLERMO O. LOPEZ ESQUIVEL
----------------------------------------
GUILLERMO O. LOPEZ ESQUIVEL
Legal Representative

MARINE MIDLAND BANK, as collateral
agent for the benefit of the holders
of the Senior Notes.


/s/ ROBERT A. CONRAD
----------------------------------------
ROBERT A. CONRAD
Vice President